Exhibit 4.1

GLOBAL AMENDMENT

This Global Amendment (this “Amendment”) is entered into as of September 1, 2020 by and among Chicago Venture Partners, L.P., a Utah limited partnership (“Lender”), Napo Pharmaceuticals, Inc., a Delaware corporation (“Napo”), and Jaguar Health, Inc., a Delaware corporation (“Jaguar”, and together with Napo, “Borrower”). Capitalized terms used in this Amendment without definition shall have the meanings given to them in the Note (as defined below).

A.            Pursuant to an Exchange Agreement dated May 28, 2019, Borrower previously issued to Lender a certain Secured Promissory Note with an original issuance date of July 31, 2017 and an exchange date of May 28, 2019 in the original principal amount of $2,296,926.16 (the “Note”).

B.            Lender and Borrower have agreed, subject to the terms, amendments, conditions and understandings expressed in this Amendment, to amend the Note as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.             Recitals. Each of the parties hereto acknowledges and agrees that the recitals set forth above in this Amendment are true and accurate and are hereby incorporated into and made a part of this Amendment.

2.             Extension of Maturity Date. Lender and Borrower hereby agree that the Maturity Date of the Note is hereby extended to December 31, 2021 (the “Extension”). In consideration of Lender’s grant of the Extension, its fees incurred in preparing this Amendment and other accommodations set forth herein, Borrower agrees to pay to Lender an extension fee (the “Initial Extension Fee”) equal to five percent (5%) of the Outstanding Balance of the Exchange Note on the date hereof. The Initial Extension Fee is hereby added to the Outstanding Balance of the Note as of the date of this Amendment. Lender and Borrower further agree that the Initial Extension Fee is deemed to be fully earned as of the date hereof, is nonrefundable under any circumstance, and that the Initial Extension Fee tacks back to the date of the Note for Rule 144 purposes. Borrower represents and warrants that as of the date hereof the Outstanding Balance of the Note, following the application of the Initial Extension Fee, is $2,741,935.97.

3.             No Payment of Principal. So long as any shares of Jaguar’s Series D Preferred Stock (the “Series D Preferred”) are owned by Lender or any of its affiliates, Borrower will not have the right to repay any outstanding principal on the Note. In the event Borrower attempts to make a payment that includes any principal while any shares of the Series D Preferred are owned by Lender or any of its affiliates, Lender shall have the right to refuse and return such payment to Borrower.

4.             Required Payment. Borrower covenants and agrees to repay all accrued and outstanding interest on the Note along with $50,000.00 in principal on or before September 30, 2021 (the “Required Payment”). In the event Borrower fails to make the Required Payment on or before September 30, 2021, the Outstanding Balance of the Note will be increased by $750,000.00 (the “Balance Increase”). For the avoidance of doubt, the failure to make the Required Payment shall not be considered an Event of Default. Additionally, in the event Borrower fails to make the Required Payment by September 30, 2021 for any reason, including, but not limited to, Borrower’s inability to make the payment as result of the restriction set forth in Section 3 above, such failure to pay shall still result in the application of the Balance Increase.

5.             Note Extensions. In the event the Note is not repaid by the Maturity Date (whether because Borrower is unable to repay the Note due to the restrictions set forth in Section 3 above or the Note is not repaid for any other reason), then the Maturity Date will automatically extend until the end of the next calendar month in exchange for an extension fee equal to seven and one-half percent (7.5%) of the then-current Outstanding Balance (each, a “Subsequent Extension Fee”). The Note will continue to automatically extend and the Subsequent Extension Fees will continue to occur until the earlier of the date the Note is repaid in full or December 31, 2024.  Each Subsequent Extension Fee will be added to the Outstanding Balance unless Lender provides written notice to Borrower electing to have such Subsequent Extension Fee paid in cash within three (3) Trading Days of the automatic extension. Failure to timely make such cash payment will be considered an Event of Default under the Note. For the avoidance of doubt, the automatic extensions described in this Section 5 will continue to occur even if the Note is in default.

6.             Consent Right. Beginning on the date hereof, Borrower covenants and agrees that it will not issue any equity which places any restrictions on future issuances of equity or any other financings without the prior written consent of Lender.

7.             Representations and Warranties. In order to induce Lender to enter into this Amendment, Borrower, for itself, and for its affiliates, successors and assigns, hereby acknowledges, represents, warrants and agrees as follows:

(a)           Borrower has full power and authority to enter into this Amendment and to incur and perform all obligations and covenants contained herein, all of which have been duly authorized by all proper and necessary action. No consent, approval, filing or registration with or notice to any governmental authority is required as a condition to the validity of this Amendment or the performance of any of the obligations of Borrower hereunder.

(b)           There is no fact known to Borrower or which should be known to Borrower which Borrower has not disclosed to Lender on or prior to the date of this Amendment which would or could materially and adversely affect the understanding of Lender expressed in this Amendment or any representation, warranty, or recital contained in this Amendment.

(c)           Except as expressly set forth in this Amendment, Borrower acknowledges and agrees that neither the execution and delivery of this Amendment nor any of the terms, provisions, covenants, or agreements contained in this Amendment shall in any manner release, impair, lessen, modify, waive, or otherwise affect the liability and obligations of Borrower under the terms of the Note.

(d)           Borrower has no defenses, affirmative or otherwise, rights of setoff, rights of recoupment, claims, counterclaims, actions or causes of action of any kind or nature whatsoever against Lender, directly or indirectly, arising out of, based upon, or in any manner connected with, the transactions contemplated hereby, whether known or unknown, which occurred, existed, was taken, permitted, or begun prior to the execution of this Amendment and occurred, existed, was taken, permitted or begun in accordance with, pursuant to, or by virtue of any of the terms or conditions of the Note. To the extent any such defenses, affirmative or otherwise, rights of setoff, rights of recoupment, claims, counterclaims, actions or causes of action exist or existed, such defenses, rights, claims, counterclaims, actions and causes of action are hereby waived, discharged and released. Borrower hereby acknowledges and agrees that the execution of this Amendment by Lender shall not constitute an acknowledgment of or admission by Lender of the existence of any claims or of liability for any matter or precedent upon which any claim or liability may be asserted.

(e)           Except as set forth in Schedule 7(e), Borrower represents and warrants that as of the date hereof no Events of Default or other material breaches exist under the Note or have occurred prior to the date hereof.

8.             Certain Acknowledgments. Each of the parties acknowledges and agrees that no property or cash consideration of any kind whatsoever has been or shall be given by Lender to Borrower in connection with any amendment to the Note granted herein.

9.             Other Terms Unchanged. The Note, as amended by this Amendment, remains and continues in full force and effect, constitutes legal, valid, and binding obligations of each of the parties, and is in all respects agreed to, ratified, and confirmed. Any reference to the Note after the date of this Amendment is deemed to be a reference to such Note as amended by this Amendment. If there is a conflict between the terms of this Amendment and the Note, the terms of this Amendment shall control. No forbearance or waiver may be implied by this Amendment. Borrower acknowledges that it is unconditionally obligated to pay the remaining balance of the Note and represents that such obligation is not subject to any deductions, defenses, rights of offset, or counterclaims of any kind. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment to, any right, power, or remedy of Lender under the Note, as in effect prior to the date hereof.

10.          No Reliance. Borrower acknowledges and agrees that neither Lender nor any of its officers, directors, members, managers, equity holders, representatives or agents has made any representations or warranties to Borrower or any of its agents, representatives, officers, directors, or employees except as expressly set forth in this Amendment and the Note and, in making its decision to enter into the transactions contemplated by this Amendment, Borrower is not relying on any representation, warranty, covenant or promise of Lender or its officers, directors, members, managers, equity holders, agents or representatives other than as set forth in this Amendment.

11.          Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument. The parties hereto confirm that any electronic copy of another party’s executed counterpart of this Amendment (or such party’s signature page thereof) will be deemed to be an executed original thereof.

12.          Further Assurances. Each party shall do and perform or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Amendment and the consummation of the transactions contemplated hereby.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date set forth above.

LENDER:

CHICAGO VENTURE PARTNERS, L.P.

By: Chicago Venture Management, L.L.C., its General Partner

By: CVM, Inc., its Manager

By:	/s/ John M. Fife
John M. Fife, President

BORROWER:

JAGUAR HEALTH, INC.

By:	/s/ Lisa A. Conte
Name:	Lisa A. Conte
Title:	President & CEO

NAPO PHARMACEUTICALS, INC.

By:	/s/ Lisa A. Conte
Name:	Lisa A. Conte
Title:	President & CEO

[Signature Page to Global Amendment]